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                                                                  Exhibit 23.1

                              CONSENT OF KPMG LLP


The Board of Directors
GlobalNet, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 filed on April 2, 2001 of GlobalNet, Inc. of our report dated March 12, 2001, except as to Notes 13, 15 and 16, which are as of April 9, 2001, relating to the consolidated balance sheets of GlobalNet, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of GlobalNet, Inc.

Our report dated March 12, 2001, except as to Note 13, 15 and 16, which are as of April 9, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has working capital and net capital deficiencies, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chicago, Illinois
April 16, 2001